Exhibit 5.1

[FOLEY & LARDNER LETTERHEAD]

March 18, 2003

Entravision Communications Corporation

2425 Olympic Boulevard

Suite 6000 West

Santa Monica, CA 90404

Re: Registration of Securities of Entravision Communications Corporation

Ladies and Gentlemen:

We have acted as counsel to Entravision Communications Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form S-4 (File No. 333-102553) (the “Registration Statement”), relating to the registration of 3,766,478 shares of Class A common stock, par value $0.0001, of the Company (the “Shares”), to be issued pursuant to the Asset Purchase Agreement dated as of December 23, 2002 by and among Big City Radio, Inc. (“Big City Radio”), Big City Radio-LA, L.L.C. and the Company (the “Asset Purchase Agreement”).

In arriving at the opinions expressed below, we have reviewed the Asset Purchase Agreement, the Registration Statement and the Exhibits thereto. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, we have assumed that the signatures on all documents that we have reviewed are genuine and that the Shares will conform in all material respects to the description thereof set forth in the Registration Statement.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act; (ii) the stockholders of Big City Radio will have approved the Asset Purchase Agreement, and (iii) the transactions contemplated by the Asset Purchase Agreement are consummated in accordance with the Asset Purchase Agreement.

Subject to certain proposed additional proceedings being taken as contemplated by the Registration Statement prior to the issuance and sale of the Shares being offered by the Company, we are of the opinion that the Shares will be duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares pursuant to the Asset Purchase Agreement as described in the Registration Statement and the countersigning of any certificates representing the Shares by a duly authorized signatory of the registrar for the Company or the book-entry of the Shares by the transfer agent for the

Entravision Communications Corporation

March 18, 2003

Company’s common stock in the name of the Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. Please note that attorneys at Foley & Lardner participating in the preparation of the Registration Statement hold an aggregate of 14,500 shares of the Company’s Class A common stock and an option to purchase an additional 50,000 shares of the Company’s Class A common stock.

Respectfully submitted,

/s/ FOLEY & LARDNER